Exhibit 99.1

1110 Lake Cook Road, Suite 220 · Buffalo Grove, IL 60089 · Phone (847) 215-6500 · FAX (847) 215-6535

May 12, 2015

Mr. Lee Keddie
8719 258th Avenue NE
Redmond, WA 98053

Dear Mr. Keddie:

We have read your May 11th press release in which you acknowledge our offer to add you and Mr. Climaco to our Board of Directors and in which you ask for discussions to resolve this matter.

We accept your offer to discuss this matter and ask that you contact me, as Chairman, at your earliest convenience. I have personally tried to contact you and you have yet to engage in discussions with me. I am prepared to meet with you in person or by phone.

We also reaffirm our offer for you and Mr. Climaco to become directors of Essex on June 4th. Please advise whether you accept our offer as your decision will impact the current search by our Nominating Committee for an additional director candidate.

We ask that you respond to these specific items in the interests of saving our company and its stockholders additional expense and distraction. Communicating through public press releases and filings is of limited utility in resolving these matters, and is not in the best interests of our company or its stockholders. Please contact me in person as soon as possible if you indeed desire a resolution of these matters as you state in your press release.

On behalf of the Board of Directors,

/s/ Laurence S. Levy
Laurence S. Levy
Chairman